Exhibit 9.3

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of December 31, 2004 (the "Effective Date") is by and among WHITNEY V, L.P., a Delaware limited partnership ("Whitney V"), WHITNEY STRATEGIC PARTNERS V, L.P., a Delaware limited partnership ("Whitney Partners"), WHITNEY PRIVATE DEBT FUND, L.P., a Delaware limited partnership ("Whitney Debt Fund") and GREEN RIVER OFFSHORE FUND, LTD., a Cayman Islands company ("Green River" and, collectively with Whitney V, Whitney Partners and Whitney Debt Fund, "Whitney") on the one hand, and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership ("CCG BVI"), CCG ASSOCIATES-QP, LLC, a Delaware limited liability company ("CCG-QP"), CCG ASSOCIATES-AI, LLC, a Delaware limited liability company ("CCG-AI"), CCG INVESTMENT FUND-AI, LP, a Delaware limited partnership ("CCG Investments-AI"), CCG AV, LLC-SERIES C, a Delaware limited liability company ("CCG Series C"), CCG AV, LLC-SERIES E, a Delaware limited liability company ("CCG Series E") and CCG CI, LLC, a Delaware limited liability company ("CCG CI" and, collectively with CCG BVI, CCG-QP, CCG-AI, CCG Investments-AI, CCG Series C and CCG Series E, "Golden Gate") on the other hand.

        WHEREAS, Whitney and Golden Gate are the beneficial owners (as defined by Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of capital stock of Herbalife, Ltd., a Cayman Islands company (the "Company");

        WHEREAS, Whitney and Golden Gate beneficially own an aggregate of approximately 60.3% of the Company's issued and outstanding shares, par value $0.002 per share (the "Common Shares"); and

        WHEREAS, Whitney and Golden Gate desire to enter into an agreement pursuant to which each of Whitney and Golden Gate agree to vote their respective Common Shares in favor of electing one director that is designated by Whitney and one director that is designated by Golden Gate to the Company's Board of Directors when such director nominees are put up for election.

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

        1.     Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in effect until such time as the Disposition Agreement, dated December 31, 2004, by and among Whitney and Golden Gate, is terminated in accordance with its terms.

        2.     Election of Directors. During the Term, on all matters relating to the election of one or more directors of the Company to serve on the Company's Board of Directors, whether at an annual or special meeting of shareholders, each of Whitney and Golden Gate hereby agree to vote all of the Common Shares beneficially owned by Whitney and Golden Gate, respectively, as may be necessary to elect the director nominee(s) designated by Whitney, if one or more affiliates of Whitney have been nominated for director, and the director nominee(s) designated by Golden Gate, if one or more affiliates of Golden Gate have been nominated for director, to serve on the Company's Board of Directors.

        3.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission). All notices shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Whitney, to:	177 Broad Street, 15th Floor Stamford, CT 06901 Attention: Daniel J. O'Brien, Partner Facsimile No.: (203) 973-1442

if to Golden Gate, to:	One Embarcadero Center Suite 3300 San Francisco, CA 94111 Attention: Jesse Rogers Facsimile No.: (415) 627-4501

        4.     Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Subject to the terms hereof, this Agreement shall not become effective until one or more counterparts have been signed by each party hereto and delivered to the other parties.

        5.     Entire Agreement; Assignment. This Agreement among the parties hereto: (a) constitutes the entire agreement among the parties with respect to the respective subject matter hereof and supersedes in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter; (b) is not intended to and shall not confer upon any other person not a signatory hereto any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

        6.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.

        7.     Amendment. Except as required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by all of the parties hereto.

[Signature Page Follows.]

        IN WITNESS WHEREOF. the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

WHITNEY V, L.P.
By:	Whitney Equity Partners V, LLC General Partner
By:	/s/ DANIEL J. O'BRIEN
Name:	Daniel J. O'Brien
Title:	Managing Member
WHITNEY STRATEGIC PARTNERS V, L.P.
By:	Whitney Equity Partners V, LLC General Partner
By:	/s/ DANIEL J. O'BRIEN
Name:	Daniel J. O'Brien
Title:	Managing Member
WHITNEY PRIVATE DEBT FUND, L.P.
By:	Whitney Private Debt GP, LLC
By:	/s/ DANIEL J. O'BRIEN
Name:	Daniel J. O'Brien
Title:	Managing Member
GREEN RIVER OFFSHORE FUND LTD.
By:	/s/ DANIEL J. O'BRIEN
Name:	Daniel J. O'Brien
Title:	Director
CCG INVESTMENTS (BVI), L.P. CCG ASSOCIATES-QP, LLC CCG ASSOCIATES-AI, LLC CCG INVESTMENT FUND-AI, LP CCG AV, LLC-SERIES C CCG AV, LLC-SERIES E CCG CI, LLC
Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative
By:	/s/ JESSE T. ROGERS
Name:	Jesse T. Rogers
Title:	Managing Member